PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FIRST QUARTER 2011 RESULTS

DALLAS, TEXAS . . . May 5, 2011 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $28.9 million, or $0.16 per diluted share, for the quarter ended March 31, 2011, compared to $16.7 million, or $0.09 per diluted share, for the quarter ended March 31, 2010.

The Company’s net sales were $252.0 million for the first quarter of 2011 compared to $217.5 million for the first quarter of 2010.  The increase in net sales was primarily the result of an increase in product volumes and higher average selling prices.  The volume growth reflects improved demand for titanium products in the commercial aerospace and industrial sectors.

Operating income for the first quarter of 2011 was $45.0 million compared to $24.2 million during the same period in 2010, primarily reflecting higher sales volume and the related efficiencies resulting from greater utilization of our manufacturing capacity, as demand continues to improve.  Operating income in the first quarter of 2011 also includes the favorable impact of a $10.6 million pre-tax gain ($0.04 per diluted share, net of income taxes) on partial settlement of a claim to recover certain remediation costs attributable to a third-party facility adjoining one of our plant sites.

Bob O’Brien, President and CEO, said, “During the first quarter, demand throughout the commercial aerospace sector improved as build rates for legacy aircraft strengthened and pipelines for new programs begin to fill.  Our bookings rate is solid and backlog has grown to $680 million from $580 million at December 31, 2010.  We also have seen demand in the industrial sector begin to improve as infrastructure and chemical projects are reinvigorated by the global economic recovery.

"Increasing demand across these sectors favorably impacted spot prices during the quarter, and we anticipate this trend will continue over the course of the year.  We have continued our efforts to drive efficiency through process technology and cost reduction initiatives.  These efforts, together with our ability to flexibly utilize raw materials have also contributed to our positive operating results during the first quarter.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers, TIMET’s vendors and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	possible disruption of business or increases in the cost of doing business resulting from natural disasters or other accidents impacting TIMET, TIMET’s customers or TIMET’s vendors;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended March 31,
	2010	2011

Net sales	$217.5	$252.0
Cost of sales	179.7	203.8

Gross margin	37.8	48.2

Selling, general, administrative and development expense	13.6	14.8
Other income, net	-	11.6

Operating income	24.2	45.0

Other non-operating income (expense), net	3.0	(0.4)

Income before income taxes	27.2	44.6

Provision for income taxes	9.9	14.9

Net income	17.3	29.7

Noncontrolling interest in net income of subsidiary	0.5	0.8

Net income attributable to TIMET stockholders	16.8	28.9

Dividends on Series A Preferred Stock	0.1	-

Net income attributable to TIMET common stockholders	$16.7	$28.9

Basic and diluted earnings per share attributable to TIMET common stockholders	$0.09	$0.16

Weighted average shares outstanding:
Basic	179.6	180.2
Diluted	180.6	180.4

Melted product shipments:
Volume (metric tons)	1,140	1,495
Average selling price (per kilogram)	$19.75	$22.80

Mill product shipments:
Volume (metric tons)	3,395	3,910
Average selling price (per kilogram)	$51.85	$52.05